                                                     NOVEMBER 5, 1998

                                                                     EXHIBIT 8.1

                                          AMF Bowling, Inc.
                                          8100 AMF Drive
                                          Richmond, Virginia 23111


                                          Ladies and Gentlemen:


     We have been requested, as your special tax counsel, to render federal tax advice in connection with the Registration Statement on Form S-1 (No. 333-60959) (the "Registration Statement") filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), UP TO $1,125,000,000 aggregate principal amount at maturity of Zero Coupon Convertible Debentures due 2018 (the "Debentures") of AMF Bowling, Inc., a Delaware corporation (the "Company"), and shares of Common Stock of the Company issuable upon the conversion of the Debentures.

     We have reviewed the statements set forth in the Registration Statement under the heading "Certain Federal Income Tax Considerations" and hereby advise you that such statements, insofar as they are or refer to statements of United States law or legal conclusions relating thereto, are accurate in all material respects.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Certain Federal Income Tax Considerations" in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,


                                          /s/ McGuire, Woods, Battle & Boothe
                                          LLP